EXHIBIT 99.1

For More Information:

VALENCE TECHNOLOGY, INC.
301 Conestoga Way
Henderson, Nevada 89015
(702) 558-1000

CONTACT:      Jay L. King
              Vice President and Chief Financial Officer

VALENCE TECHNOLOGY COMPLETES BELLCORE BATTERY TECHNOLOGY ACQUISITION

HENDERSON, Nev., December 27, 2000 -- Valence Technology, Inc. (Nasdaq: VLNC), a leader in the development and commercialization of lithium-ion polymer rechargeable batteries, today announced that the Federal Trade Commission (FTC) has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the Company's acquisition of all of Telcordia's BELLCORE lithium-ion polymer battery intellectual property rights for 3 million newly issued shares of Valence Technology. With receipt of antitrust notice of early termination, the company has completed the transaction with Telcordia. "This milestone acquisition, which gives Valence all of Telcordia's rights in the battery field as they relate to solid-state lithium-ion polymer batteries, will enable the Company to become the leading licensor of lithium-ion polymer technology worldwide," said Lev Dawson, Chairman and Chief Executive Officer of Valence Technology, Inc. "We look forward to aggressively executing our new licensing business model in the coming year."

On November 9, 2000, Valence Technology announced an agreement to acquire all rights in lithium-ion polymer battery technology from Telcordia Technologies, Inc. (formerly Bellcore) for 3 million newly issued shares of Valence common stock. Following the acquisition, Valence intends to package the acquired technology with its own internally developed lithium-ion polymer battery technology, and actively license the package of technology and know-how worldwide. The transaction will provide Valence all of the Bellcore patent rights covering lithium-ion, solid state, polymer batteries (also known as "plastic batteries.")

The purchase includes the acquisition of 42 U.S. patents, 14 U.S. patents pending, and more than 200 foreign patents issued and pending, 15 Bellcore licenses with battery manufacturers throughout the world, and all trademark rights in the mark "PLiON." The addition of the BELLCORE patents brings Valence's portfolio of patents to over 790 issued and pending worldwide, including 284 issued in the U.S.

ABOUT VALENCE TECHNOLOGY INC.

Valence is the leader in the design, manufacture and marketing of rechargeable lithium-ion polymer batteries. In November 2000, Valence announced the acquisition of the remaining patents in lithium-ion polymer battery technology from Telcordia Technologies Inc. for 3 million newly issued shares of Valence common stock. The Company operates facilities in Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the Nasdaq National Market under the symbol VLNC. Valence can be found on the Internet at http://www.valence.com.

THE INFORMATION CONTAINED HEREIN INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. IN PARTICULAR, THE ESTABLISHMENT, DEVELOPMENT AND POTENTIAL SUCCESS OF PRODUCT DEVELOPMENT AND PRODUCTION OUTCOMES ARE SUBJECT TO RISKS AND UNCERTAINTIES BOTH WITHIN AND OUTSIDE VALENCE'S CONTROL. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER ARE THE ABILITY OF VALENCE TO INTEGRATE LICENSING INTO ITS OPERATIONS, INCLUDING THE MANAGEMENT OF THE EXISTING TELCORDIA LICENSES. THESE RISK FACTORS ARE DESCRIBED FROM TIME TO TIME IN VALENCE'S SEC REPORTS, INCLUDING ON FORM 10-K FOR THE YEAR ENDING MARCH 31, 2000 AND ON FORM L0-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2000 TO WHICH READERS ARE REFERRED.